INTERFILM, INC.

                                    AMENDED

             CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED STOCK


WHEREAS, the Board of Directors of this Corporation has previously authorized the issuance of Series B Preferred Stock and has filed a Certificate of Designation relating thereto with the Secretary of State of Delaware on June 21, 1996;

WHEREAS, no shares of such Series B Preferred Stock have been issued; and

WHEREAS, the Board of Directors of this Corporation hereby determines that it is in the best interests of this Corporation that this Amended Certificate of Designation completely supersede, amend and restate the aforementioned Certificate with respect to the Series B Preferred Stock as follows:

WHEREAS, the Certificate of Incorporation of this Corporation, as restated, authorizes this Corporation to issue 2,000,000 shares of preferred stock, par value $.01 per share;

WHEREAS, the Certificate of Incorporation of this Corporation, as restated, authorizes the Board of Directors of this Corporation to determine the designations, powers, preferences, rights and privileges of such preferred stock, including the rights, if any, of the holders thereof with respect to dividends, liquidation, voting, redemption and conversion;

WHEREAS, the Board of Directors of this Corporation has been previously authorized to issue preferred stock of this Corporation in series;

WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the "Reorganization Plan") made and entered into as of April 12, 1996, by and among this Corporation, Interfilm Acquisition Corp., the wholly-owned subsidiary of this Corporation and a New Mexico corporation ("InSub") and RhoMed






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Incorporated, a New Mexico corporation ("RhoMed"), this Corporation intends to merge InSub with and into RhoMed whereupon the separate existence of InSub shall cease, and RhoMed shall be the surviving corporation (the "Merger");

WHEREAS, in connection with the Merger, this Corporation intends to issue certain shares of preferred stock to the shareholders of RhoMed; and

WHEREAS, to provide for such issuance, the Board of Directors hereby determines that it is in the best interests of this Corporation to designate 720,033 shares of Series B Preferred Stock upon the terms and conditions contained in this Certificate of Designation.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the powers, preferences, rights and privileges relating to, said Series B Preferred Stock as follows:

                1. DESIGNATION AND NUMBER OF SHARES. The Board of Directors hereby creates a series of preferred stock designated as Series B Preferred Stock which shall consist of 720,033 shares.

                2. DIVIDEND RIGHTS. Each of the shares of the Series B Preferred Stock, on an "as-converted" and pro-rata basis, shall participate with the shares of the Common Stock of this Corporation in any dividends paid by this Corporation on such Common Stock; provided, however, that no shares of the Series B Preferred Stock shall participate in any manner with any direct or indirect distribution to the shares of the Common Stock of this Corporation of any of the assets of the Interfilm Stockholders Limited Partnership, a Delaware limited partnership.

                3. RIGHTS OF LIQUIDATION. The rights of liquidation of the Series B Preferred Stock shall be junior to the rights of liquidation of the Series A Preferred Stock of this Corporation. Upon any voluntary or involuntary liquidation, dissolution or winding up of this Corporation, the holders of the Series B Preferred Stock shall be entitled, before any distribution of assets shall be made to the holders of Common Stock or any other shares of this Corporation ranking junior to the Series B Preferred Stock but after the exercise of the rights of liquidation of the Series A Preferred Stock, to receive an amount equal to $.01 (the par value of the Series B Preferred Stock) per share of Series B Preferred

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Stock so held. After the full preferential liquidation amount has been paid to, or determined or set apart for, the holders of the Series B Preferred Stock, the remaining assets shall be paid to the holders of all classes of Common Stock and other shares of this Corporation ranking junior to the Series B Preferred Stock. In the event the assets of this Corporation, after being valued at the highest value permitted by law and after the exercise of the rights of liquidation of the Series A Preferred Stock, are insufficient to pay the full preferential liquidation amount required to be paid to the holders of Series B Preferred Stock, the entire remaining assets shall be paid to the holders of Series B Preferred Stock on a pro-rata basis, and the holders of Common Stock and any other shares of this Corporation ranking junior to Series B Preferred Stock shall receive nothing. Neither the merger, consolidation or reorganization of this Corporation nor the sale, lease or conveyance of all or substantially all of this Corporation's assets shall be deemed a liquidation, dissolution or winding up of this Corporation within the meaning of this Section.

                4. VOTING RIGHTS.

                        (a) Holders of the Series B Preferred Stock will, to the extent permitted by law, be entitled to vote as a single class with the Common Stock of this Corporation on matters submitted to a vote of stockholders of this Corporation as if the Series B Preferred Stock were converted into shares of Common Stock pursuant to the terms of this Certificate of Designation.

                        (b) So long as any of the shares of the Series B Preferred Stock are outstanding, this Corporation will not, without the affirmative vote or consent of the holders of at least fifty percent (50%) of the shares of the Series B Preferred Stock (the holders of such shares voting or consenting separately as a class) at the time outstanding, given in person or by proxy, either in writing or by a resolution adopted at a meeting called for the purpose of amending, altering or repealing any of the provisions of this Corporation's Certificate of Incorporation, By-laws or the resolution providing for the issuance of such shares, pass any stockholder resolution, including such action effected by merger of similar transaction in which this Corporation is the surviving corporation, if such amendment or resolution would affect adversely the preferences, special rights or powers of the shares of the Series B Preferred Stock.

                5. REDEMPTION RIGHTS. The shares of the Series B Preferred Stock shall have no redemption rights.

                6. CONVERSION. The shares of Series B Preferred Stock, as adjusted for any stock dividends, combinations or splits, shall automatically convert into Common Stock of this Corporation as follows:

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                        (a) Each share of the Series H Preferred Stock shall
automatically convert into 184,332,593 shares of Common Stock of this Corporation upon the filing of an Amended Certificate of Incorporation (the "Amended Certificate") that provides for, among other things, an increase in the number of shares of Common Stock which this Corporation will be authorized to issue, as required under Section 5.13 of the Reorganization Plan.

                        (b) For every one (1) share of the Common Stock of this Corporation which is issued and outstanding as of the closing date of the Merger that is in excess of an aggregate of four million four hundred fifty-seven thousand five hundred (4,457,500) shares plus any shares of the Common Stock which are issued upon exercise or conversion of all derivative securities of this Corporation that are convertible into or exchangeable for any shares of this Corporation's or InSub's capital stock, the total number of shares of the Common Stock into which the Series B Preferred Stock will convert will increase by eleven and one-half (11.5) shares of Common Stock.

                        (c) For every Twenty-Five Cents ($0.25) in excess of Fifty Thousand Dollars ($50,000.00) in the aggregate of actual, contingent or other liabilities, obligations or commitments of this Corporation and InSub collectively outstanding as of the closing date of the Merger, as determined by RhoMed after consultation with this Corporation, the total number of shares of Common Stock into which the Series B Preferred Stock will convert will increase by an additional 1,235,028,373 shares of Common Stock.

                        (d) Cash, in the amount of Fourteen Cents ($0.14) per share of Series B Preferred Stock, will be issued, on a pro rata basis, in lieu of fractional shares upon the conversion of the Series B Preferred Stock into Common Stock.

                        (e) In order to convert the shares of Series B Preferred Stock into shares of Common Stock, the holder thereof shall surrender at any office of this Corporation the certificate or certificates therefore, duly endorsed or assigned to this Corporation or in blank.

                        (f) Shares of Series B Preferred Stock shall be deemed to have been converted as provided herein notwithstanding the failure of any holder to surrender such holder's certificates, and the person or persons entitled to receive Common Stock issuable upon the effective date of such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the effective date of conversion, this Corporation shall issue and shall deliver at said office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion.

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                        (g) Upon the filing of the Amended Certificate, this
Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of Series B Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series B Preferred Stock then outstanding.

                        (h) This Corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of the Series B Preferred Stock pursuant hereto. This Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until this person requesting such issue has paid to this Corporation the amount of any such tax, or has established, to the satisfaction of this Corporation, that such tax has been paid.

                        (i) For the purpose of this Certificate, the term "Common Stock" shall include any stock of any class of this Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of this Corporation and which is not subject to redemption by this Corporation. However, shares issuable on conversion of shares of the Series B Preferred Stock shall include only shares of the class designated as Common Stock of this Corporation as the date hereof or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of this Corporation and which are not subject to redemption by this Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

RESOLVED FURTHER, that the officers of this Corporation are each authorized to do or cause to be done all such acts or things and to make, execute and deliver or cause to be made, executed and delivered all such agreements, documents, instruments and certificates in the name and on behalf of this

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Corporation or otherwise as they deem necessary, desirable or appropriate to execute or carry out the purpose and intent of the foregoing resolutions.

        The undersigned swears that the foregoing is true and accurate and that he has the authority to sign this document on behalf of this Corporation.

        IN WITNESS WHEREOF, I have executed this Certificate and duly affirm the foregoing as true under the penalties of perjury as of this 12th day of June, 1996.

                                        /s/ William I. Franzblau,
                                            -------------------------------
                                            William I. Franzblau,
                                            Chief Operating Officer and
                                              Executive Vice-President


Sworn to before me
this 24th day of June, 1996

/s/ Robert P. Wessely
    ------------------------
    Robert P. Wessely
    Notary Public, State of New York
             No. 4824585
      Qualified in New York County
    Commission Expires Oct. 31, 1996